BOARD CONSIDERATIONS REGARDING APPROVAL OF INVESTMENT MANAGEMENT AGREEMENT FOR
               FIRST TRUST DORSEY WRIGHT TACTICAL CORE PORTFOLIO

      The Board of Trustees of the First Trust Variable Insurance Trust (the "Trust"), including the Independent Trustees, unanimously approved the Investment Management Agreement (the "Agreement") with First Trust Advisors L.P. ("First Trust" or the "Advisor") on behalf of First Trust Dorsey Wright Tactical Core Portfolio (the "Fund") for an initial two-year term at a meeting held on September 14, 2015. The Board of Trustees determined that the Agreement is in the best interests of the Fund in light of the extent and quality of services expected to be provided, and such other matters as the Board considered to be relevant in the exercise of its reasonable business judgment.

      To reach this determination, the Board considered its duties under the Investment Company Act of 1940, as amended (the "1940 Act"), as well as under the general principles of state law in reviewing and approving advisory contracts; the requirements of the 1940 Act in such matters; the fiduciary duty of investment advisors with respect to advisory agreements and compensation; the standards used by courts in determining whether investment company boards have fulfilled their duties; and the factors to be considered by the Board in voting on such agreements. To assist the Board in its evaluation of the Agreement, the Independent Trustees received a report from First Trust in advance of the Board meeting responding to a request for information provided on behalf of the Independent Trustees that, among other things, outlined the services to be provided by First Trust to the Fund (including the relevant personnel responsible for these services and their experience); the proposed advisory fee for the Fund as compared to fees charged by investment advisors to comparable funds and as compared to fees charged to other clients of First Trust; estimated expenses to be incurred in providing services to the Fund as compared to expense ratios of comparable funds and the potential for economies of scale, if any; financial data on First Trust; any fall-out benefits to First Trust and its affiliate, First Trust Portfolios L.P. ("FTP"); and a summary of First Trust's compliance program. The Independent Trustees also met separately with their independent legal counsel to discuss the information provided by First Trust. The Board applied its business judgment to determine whether the arrangement between the Trust and First Trust is a reasonable business arrangement from the Fund's perspective as well as from the perspective of shareholders.

      In evaluating whether to approve the Agreement for the Fund, the Board considered the nature, extent and quality of services to be provided by First Trust under the Agreement. The Board noted that the Fund is the third series of the Trust and considered the efforts expended by First Trust in making arrangements for other services to be provided to the Fund. The Board considered that First Trust employees provide management services to the two other series of the Trust as well as other funds in the First Trust fund complex with diligence and care. With respect to the Agreement, the Board considered that First Trust will be responsible for the overall management and administration of the Fund and reviewed the services to be provided by First Trust to the Fund. Since the Fund had yet to commence investment operations, the Board could not consider the historical investment performance of the Fund; however, the Board reviewed the performance of hypothetical back-tested return information which the Advisor presented at the meeting in order to show the operation of the Dorsey Wright Dynamic Asset Level Investing (DALI) asset allocation process. The Board noted that the DALI asset allocation to be used for the Fund included investment by the Fund to a significant extent in exchange-traded funds ("ETFs") for which First Trust is the investment advisor. In light of the information presented and the considerations made, the Board concluded that the nature, extent and quality of services to be provided to the Fund by First Trust under the Agreement are expected to be satisfactory.

      The Board considered the advisory fees to be paid to First Trust under the Agreement, noting that First Trust would be compensated at an annual rate of 0.35% of the Fund's average daily net assets. The Board considered that, pursuant to an Expense Reimbursement, Fee Waiver and Recovery Agreement, First Trust contractually agreed to waive fees and/or reimburse Fund expenses to the extent necessary to prevent the annual operating expenses of the Fund (excluding taxes, interest, all brokerage commissions, other normal charges incident to the purchase and sale of portfolio securities, acquired fund fees and expenses and extraordinary expenses) from exceeding 0.95% of average daily net assets for Class I and 0.70% of average daily net assets for Class II until October 31, 2017. The Board noted that fees waived or expenses borne by First Trust pursuant to the Expense Reimbursement, Fee Waiver and Recovery Agreement are proposed to be subject to reimbursement by the Fund for up to three years from the date the fee was waived or expense was borne, but no reimbursement payment would be made by the Fund if it would result in the Fund exceeding an expense ratio equal to the expense cap in place at the time the fees were waived or the expenses were borne by First Trust. The Board also noted that, pursuant to a separate Fee Waiver Agreement, the Advisor proposed an advisory fee waiver equal to 0.22% of the Fund's net assets until October 31, 2017, and First Trust would not have any right to reimbursement of these amounts waived. The Board noted that the net result of the Expense Reimbursement, Fee Waiver and Recovery Agreement and the Fee Waiver Agreement was an estimated net expense ratio of 1.30% for Class I and 1.05% for Class II (each of which included acquired fund fees and expenses). (At a special meeting held on October 5, 2015, the Board approved a revised Expense Reimbursement, Fee Waiver and Recovery Agreement (the "Revised Expense Cap") proposed by First Trust to replace the originally proposed Expense Reimbursement, Fee Waiver and Recovery Agreement and Fee Waiver Agreement (collectively, the "Original Expense Cap"). The Board considered that, pursuant to the Revised Expense Cap, First Trust would waive fees and/or reimburse Fund expenses to the extent necessary to prevent annual operating expenses of the Fund (excluding interest expense, brokerage commissions and other trading expenses, taxes and extraordinary expenses, but including acquired fund fees and expenses) from exceeding 1.30% of average daily net assets for Class I and 1.05% of average daily net assets for Class II until October 31, 2017. The Board considered First Trust's statement that the Revised Expense Cap would ensure at all Fund asset levels that annual Fund operating expenses (including acquired fund fees and expenses) would not exceed 1.30% and 1.05% for Class I and Class II, respectively, whereas, under the Original Expense Cap, annual Fund operating expenses (including acquired fund fees and expenses) could exceed 1.30% and 1.05% for Class I and Class II, respectively, depending on Fund asset levels and the level of acquired fund fees and expenses. The Board noted that all fees waived or expenses borne by the Advisor under the Revised Expense Cap are subject to reimbursement by the Fund for up to three years from the date the fee was waived or expense was borne by the Advisor, but no reimbursement payment would be made by the Fund if it would result in the Fund exceeding an expense ratio equal to the expense cap in place at the time the fees were waived or the expenses were borne by First Trust.) The Board noted that First Trust provides advisory services to two other funds in the First Trust fund complex that have investment objectives and policies similar to the Fund's. The Board considered the fees charged by First Trust for providing advisory services to these other two funds, noting that First Trust charges an annual unitary fee of 0.30% of average daily net assets to the other two funds. The Board also reviewed fee data prepared by Management Practice, Inc. ("MPI"), an independent source, as well as by First Trust on the advisory fees and expense ratios of comparable funds, noted that there was no overlap between the two peer groups and noted First Trust's statement that it believes its peer group is more relevant and representative of competitive funds. The Board noted that the proposed advisory fee was below the median advisory fee of the MPI peer group and the estimated expense ratio (Class I) was above the median expense ratio of the MPI peer group. The Board also noted that the advisory fee and expense ratio (Class I) of the Fund were within the range of most funds included in First Trust's peer group. In light of the information considered and the nature, extent and quality of services expected to be provided under the Agreement, the Board determined that the proposed advisory fee for the Fund was fair and reasonable and the proposed advisory fee would be for services provided that are in addition to, rather than duplicative of, services provided under the advisory contracts of the underlying ETFs in which the Fund may invest.

      The Board noted that the proposed advisory fee for the Fund was not structured to pass the benefits of any economies of scale on to shareholders as the Fund's assets grow. The Board noted that First Trust has continued to invest in personnel and infrastructure for the First Trust fund complex. The Board took the costs to be borne by First Trust in connection with its services to be performed under the Agreement into consideration and noted that First Trust was unable to estimate the profitability of the Agreement to First Trust. The Board considered that First Trust had identified as a fall-out benefit to First Trust and FTP their exposure to investors and brokers who, in the absence of the Fund, may have had no dealings with First Trust or FTP. The Board noted that FTP would be compensated for services provided to the Class I shares of the Fund through 12b-1 service fees and that First Trust will receive compensation from the Trust for providing fund reporting services to the Fund pursuant to a separate Fund Reporting Services Agreement. The Board also noted that First Trust would not utilize soft dollars in connection with its management of the Fund's portfolio. In addition, the Board considered that First Trust, as the investment advisor to many of the underlying ETFs in which the Fund would invest, will recognize additional revenue from such underlying ETFs if the Fund's investment causes their assets to grow.

      Based on all of the information considered and the conclusions reached, the Board, including the Independent Trustees, unanimously determined that the terms of the Agreement are fair and reasonable and that the approval of the Agreement is in the best interests of the Fund. No single factor was determinative in the Board's analysis.